Exhibit 99.1

Report of Independent Auditors

To the Board of Managers and Member

Felix Energy Holdings II, LLC

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Felix Energy Holdings II, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, member’s equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Felix Energy Holdings II, LLC and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

/s/ MOSS Adams LLP

Denver, Colorado

February 6, 2020

Felix Energy Holdings II, LLC

Consolidated Balance Sheets

	December 31,
	2019	2018
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,537	$6,677
Accounts receivable
Trade	73,646	36,829
Joint interest	9,612	251
Derivative settlements	-	4,747
Prepaid and other current assets	1,022	1,073
Inventory	2,970	1,174

Total current assets	97,787	50,751

PROPERTY AND EQUIPMENT, at cost
Oil and gas properties (successful efforts method):
Proved properties	2,009,596	1,273,672
Unproved properties	15,167	29,633
Wells in progress	120,116	163,260
Water facilities and disposal systems	147,217	108,369
Midstream facilities	78,119	40,832
Other property and equipment	2,763	2,047
Accumulated depreciation, depletion, and amortization	(343,108)	(128,622)

Total property and equipment, net	2,029,870	1,489,191

OTHER ASSETS	2,279	881

TOTAL ASSETS	$2,129,936	$1,540,823

LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES
Accounts payable	$42,007	$68,080
Accrued liabilities	106,869	104,458
Revenues payable	25,876	9,914
Derivative settlements	1,573	-
Derivative liability	13,053	3,925

Total current liabilities	189,378	186,377

LONG-TERM DEBT, net	948,626	641,647

ASSET RETIREMENT OBLIGATIONS	5,337	3,298

TOTAL LIABILITIES	1,143,341	831,322

MEMBER'S EQUITY	986,595	709,501

TOTAL LIABILITIES AND MEMBER'S EQUITY	$2,129,936	$1,540,823

See accompanying notes to these consolidated financial statements.	3

Felix Energy Holdings II, LLC

Consolidated Statements of Income

	Years Ended December 31,
	2019	2018	2017
	(in thousands)
REVENUES
Oil revenue	$659,264	$315,395	$108,675
Gas revenue	11,233	9,167	5,092
NGL revenue	38,011	27,083	7,815
Water revenue	12,780	10,016	3,169

Total revenues	721,288	361,661	124,751

OPERATING EXPENSES
Lease operating	112,126	49,883	20,159
Gathering, processing, and transportation	52,686	21,576	5,650
Production taxes	44,729	18,600	6,258
Geological and geophysical	6,564	6,767	276
Exploration	12,412	910	109
Depreciation, depletion, and amortization	214,722	82,920	40,943
General and administrative	24,492	16,600	11,064

Total operating expenses	467,731	197,256	84,459

INCOME FROM OPERATIONS	253,557	164,405	40,292

OTHER INCOME (EXPENSE)
Gain on sale of oil and gas properties	-	2,626	19,626
Loss on derivative instruments	(16,517)	(1,562)	(17,367)
Interest expense, net	(34,005)	(11,929)	(4,283)
Interest income	221	83	28
Other income, net	415	-	-

Total other income (expense), net	(49,886)	(10,782)	(1,996)

NET INCOME	$203,671	$153,623	$38,296

See accompanying notes to these consolidated financial statements.	4

Felix Energy Holdings II, LLC

Consolidated Statements of Member’s Equity

Member's
Equity
(in thousands)
BALANCE, December 31, 2016	$348,333

Capital contributions	193,712
Capital distributions	(7,080)
Net income	38,296

BALANCE, December 31, 2017	573,261

Capital distributions	(17,383)
Net income	153,623

BALANCE, December 31, 2018	709,501

Capital contributions	100,000
Capital distributions	(26,577)
Net income	203,671

BALANCE, December 31, 2019	$986,595

See accompanying notes to these consolidated financial statements.	5

Felix Energy Holdings II, LLC

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2019	2018	2017
		(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$203,671	$153,623	$38,296
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion, and amortization	214,486	82,786	40,844
Amortization of deferred financing costs included in interest	3,145	1,367	429
Accretion of discount on asset retirement obligation	236	134	98
Surrendered and expired acreage	12,401	910	-
Change in fair value of derivatives	9,128	(13,442)	17,367
Gain on sale of oil and gas properties	-	(2,626)	(19,626)
Change in operating assets and liabilities:
Accounts receivable	(41,431)	(17,408)	(21,710)
Prepaid expenses and other assets	(1,347)	(649)	56
Inventory	(1,796)	(22)	(1,152)
Accounts payable	(26,073)	(11,849)	13,973
Accrued expenses and other liabilities	3,984	16,401	(1,756)
Revenues payable	15,962	2,971	6,551

Net cash provided by operating activities	392,366	212,196	73,370

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(765,048)	(658,123)	(343,842)
Additions to other property and equipment	(716)	(73,472)	(22,702)
Change in prepaid drilling costs	-	(123)	846
Proceeds from sale of oil and gas properties	-	3,228	42,029

Net cash used in investing activities	(765,764)	(728,490)	(323,669)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from credit facilities	306,545	535,086	244,669
Repayments on credit facilities	-	-	(172,500)
Proceeds from short-term borrowings - related party	-	-	45,000
Repayments of short-term borrowings - related party	-	-	(45,000)
Deferred financing costs	(2,710)	(3,751)	(2,453)
Capital contributions	100,000	-	193,712
Capital distributions	(26,577)	(17,383)	(7,080)

Net cash provided by financing activities	377,258	513,952	256,348

NET CHANGE IN CASH AND CASH EQUIVALENTS	3,860	(2,342)	6,049

CASH AND CASH EQUIVALENTS, beginning of year	6,677	9,019	2,970

CASH AND CASH EQUIVALENTS, end of year	$10,537	$6,677	$9,019

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest	$47,334	$10,163	$3,163
Property additions associated with changes in current liabilities	$104,410	$89,594	$47,833

See accompanying notes to these consolidated financial statements.	6

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies

Nature of Business – Felix Energy Holdings II, LLC (the Company), a Delaware limited liability company (LLC), was formed on August 28, 2015, for the purpose of acquiring, developing, and operating oil and gas properties in the Permian Basin. As an LLC, the amount at risk for each individual member is limited to the amount of capital contributed to the LLC, and unless otherwise noted, the individual member's liability for indebtedness of an LLC is limited to the member's actual capital contribution.

In June 2017, the Company was conveyed to Felix Investments Holdings II, LLC (HoldCo). HoldCo is directly and indirectly owned 100% by Felix Energy Investments II, LLC (Investments). Prior to this conveyance, the Company was owned by Investments (99.9%) and Felix Energy II, Inc. (0.01%), a C Corporation, which was wholly owned by Investments.

The Company has the following wholly owned subsidiaries:

•	Felix Water, LLC (Water), a Delaware LLC, was formed on April 5, 2016, for the purpose of acquiring, developing, and operating produced water disposal wells and providing source water to both the Company and third parties.
•	Felix Midstream, LLC (Midstream), a Delaware LLC, was formed on October 19, 2016, for the purpose of operating gathering assets to service both the Company and third parties.
•	Felix Administrative Services, LLC, a Delaware LLC, was formed on December 10, 2015, to provide management services to entities within the Felix structure.

Basis of Presentation – The Company follows accounting standards established by the Financial Accounting Standards Board (FASB). The FASB sets accounting principles generally accepted in the United States of America (GAAP) to ensure consistent reporting of the Company’s financial condition, results of operations and cash flows. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification (ASC or Codification).

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. In preparing the consolidated financial statements, all inter-company accounts and transactions have been eliminated.

7

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates. Significant judgments and estimates include: estimates related to the oil and gas reserves held by the Company which directly impact the depletion calculation and fair value of the oil and gas properties, assignment of fair value and allocation of purchase price in connection with business combinations, valuation of derivative instruments, accrued revenue and related receivables, and accrued liabilities.

Cash and Restricted Cash – Cash and cash equivalents include cash on hand, amounts held in banks and highly liquid investments purchased with an original maturity of three months or less.

Accounts Receivable – The Company’s accounts receivable are generated from oil and gas sales and from joint interest owners on properties that the Company operates. The Company’s oil and gas receivables are typically collected within 1 to 2 months, and receivables from joint interest owners are due within 30 days of the billing date

The Company accrues an allowance on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any allowance may be reasonably estimated. For receivables from joint-interest owners, the Company usually has the ability to withhold future revenue disbursements to satisfy the outstanding balance. No allowance for bad debts has been recorded at December 31, 2019 or 2018.

Inventory – Inventory consists of pipe and supplies maintained to support the Company’s water and midstream infrastructure and is stated at the lower of cost (determined on a specific identification basis) or market. Management reviews inventory for items which are slow moving, damaged, or obsolete to provide for a valuation reserve. No reserve has been deemed necessary as of December 31, 2019 and 2018.

Oil and Gas Properties – The Company accounts for its oil and gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisitions, successful exploratory wells and all development wells are capitalized, including interest on capital costs associated with the development of oil and gas properties during drilling and completion. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells, delay rentals, and oil and gas production costs. Capitalized costs of proved leasehold costs are depleted on a field-by-field basis using the units-of-production method based upon total proved oil and gas reserves. Other capitalized costs of producing properties are depleted based on proved developed reserves. All wells in process as of December 31, 2019 and 2018 are expected to be completed within the next 12 months. Depletion expense for the years ended December 31, 2019, 2018, and 2017 was $206.7 million, $78.5 million, and $39.6 million, respectively.

8

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

The Company assesses its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The impairment test compares undiscounted future net cash flows to the assets’ net book value. If the net capitalized costs exceed future net cash flows, then the cost of the property is written down to the estimated fair value. Fair value for oil and natural gas properties is generally determined based on an analysis of discounted future net cash flows adjusted for certain risk factors. There were no impairments of proved oil and gas properties during the years ended December 31, 2019, 2018, or 2017.

Unproved properties are assessed periodically on a project-by-project basis to determine whether an impairment has occurred. Management’s assessment includes consideration of the results of exploration activities, commodity price outlooks, planned future sales, or expiration of all or a portion of such projects which impact the amount and timing of impairment provisions. Sales proceeds from unproved oil and gas properties are credited to related costs of the prospect sold until all such costs are recovered and then to net gain or loss on sales of unproved oil and gas properties. Management determined there were no impairments of unproved oil and gas properties during the years ended December 31, 2019, 2018, or 2017.

Gains and losses arising from sales of oil and gas properties are included in income. However, a partial sale of proved properties within an existing field that does not significantly affect the unit-of-production depletion rate will be accounted for as a normal retirement with no gain or loss recognized. The sale of a partial interest within a proved property is accounted for as a recovery of cost. The partial sale of unproved property is accounted for as a recovery of cost when there is uncertainty of the ultimate recovery of the cost applicable to the interest retained.

Water Facilities and Disposal Systems – Water facilities and disposal systems consist of disposal wells and facilities and source water ponds and pits. Amounts are recorded at cost and depreciated using the straight-line method. The estimated useful lives are as follows:

Disposal wells	20 years
Source water ponds and pits	10 years

Water facilities and disposal systems comprise the following:

	December 31,
	2019	2018
	(in thousands)
Land and improvements	$2,019	$1,947
Facilities, wells, and equipment	137,180	101,510
Construction in progress	8,018	4,912

Total	147,217	108,369
Accumulated depreciation	(12,549)	(5,174)

Total water facilities and disposal systems	$134,668	$103,195

9

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

The Company recorded depreciation expense on the water facilities and disposal systems of $7.4 million and $4 million for the years ended December 31, 2019 and 2018, respectively.

All costs necessary to place an asset into operation are capitalized. Maintenance and repairs are expensed when incurred. The Company also capitalizes interest on capital costs during the construction phase of disposal wells, facilities, source water ponds, and pits. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the appropriate accounts, and any gain or loss is included in earnings.

Costs incurred for construction of produced water disposal assets in progress and not operational are initially included in construction in progress. No depreciation is recorded for these assets as they have not been placed in operations.

The Company evaluates impairment of its property and equipment in accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets, which requires that an impairment analysis is performed whenever events or circumstances indicate that the carrying value of an asset is less than its fair value. Based upon this evaluation, no impairment was indicated at December 31, 2019 and 2018.

Midstream Facilities – Midstream facilities include gathering system assets, primarily pipelines and well connections, which service the Company’s wells. Amounts are recorded at cost and depreciated using the units-of-production method consistent with the Company’s producing oil and gas properties.

Midstream facilities comprise the following:

	December 31,
	2019	2018
	(in thousands)
Gathering systems, terminals, and equipment	$75,286	$40,332
Construction in progress	2,833	500

Total	78,119	40,832
Accumulated depreciation	(11,491)	(2,972)

Total midstream facilities	$66,628	$37,860

The Company recorded depreciation expense of $8.5 million and $3 million for the years ended December 31, 2019 and 2018, respectively on these assets.

Costs incurred for construction of midstream facilities in progress and not operational are initially included in construction in progress. No depreciation is recorded for these assets until they have been placed in operations.

10

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Other Property and Equipment – Other property and equipment consists of office furniture and fixtures, leasehold improvements, and computer hardware and software. Other property and equipment is recorded at cost and depreciated using the straight-line method over 3 to 5 years.

Prepaid Drilling Costs – Cash payments are made to operators in advance of drilling and completion work on oil and gas properties that the Company has a working interest in but does not operate. As work occurs on these properties, the balance is reduced and moved to oil and gas properties.

Accounts Payable and Accrued Liabilities – Costs to drill, complete, and operate oil and gas properties are included in accounts payable when invoiced. Costs incurred for which an invoice has not yet been received are included in accrued liabilities and are based on management’s estimate of amounts expected to be paid.

Accrued liabilities comprise the following:

	December 31,
	2019	2018
	(in thousands)
Accrual for capital expenditures	$69,471	$85,990
Other	37,398	18,468

Total	$106,869	$104,458

Revenues Payable – Revenues payable represents amounts collected from purchasers for oil and gas sales which are due to other revenue interest owners. Generally, the Company is required to remit amounts due under these liabilities within 60 days of the end of the month in which the related production occurs. Revenues in suspense are also included in revenue payable.

Derivative Instruments – The Company uses derivative contracts to reduce the risk associated with commodity price changes associated with its future oil and natural gas production, typically fixed-price swaps and floating basis swaps. The Company’s derivative instruments are measured at fair value and recorded on the consolidated balance sheets as an asset or a liability. Changes in the fair value and realized gains and losses are recorded in Loss on derivative instruments in the consolidated statements of income.

11

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Revenue Recognition – Effective January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers. Revenue from the sale of oil, NGLs, and gas are recognized, as the product is delivered to the customers’ custody transfer points and collectability is reasonably assured. The Company fulfills the performance obligations under the customer contracts through daily delivery of oil, NGLs, and gas to the customers’ custody transfer points, and revenues are recorded on a monthly basis. The prices received for oil, NGLs, and natural gas sales under the Company’s contracts are generally derived from stated market prices which are then adjusted to reflect deductions, including transportation, fractionation and processing. As a result, the revenues from the sale of oil, natural gas, and NGLs will decrease if market prices decline. The sales of oil, NGLs, and gas, as presented on the condensed consolidated statements of income, represent the Company’s share of revenues, net of royalties and excluding revenue interests owned by others. When selling oil, NGLs, and gas on behalf of royalty owners or working interest owners, the Company is acting as an agent and thus reports the revenue on a net basis. To the extent actual volumes and prices of oil and natural gas sales are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and prices for those properties are estimated and recorded.

Acquisitions – In accordance with ASC Topic 805, Business Combinations, the Company determines whether an acquisition is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method of accounting. If the assets acquired are not a business, the Company accounts for the transaction as an asset acquisition. Under both methods, purchase prices are allocated to acquired assets and assumed liabilities based on their estimated fair value at the time of the acquisition (adjusted for purchase price adjustments in business combinations). For transactions that are business combinations, the Company evaluates the existence of goodwill or intangibles. The excess, if any, of the purchase price over the net fair value amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

The Company estimates the fair values of assets acquired and liabilities assumed in acquisitions using various assumptions (all of which are Level 3 inputs within the fair value hierarchy). The most significant assumptions typically relate to the estimated fair values assigned to proved and unproved oil and natural gas properties. To estimate the fair values of the proved and unproved oil and natural gas properties, the Company develops estimates of oil, natural gas, and NGL reserves. Estimates of reserves are based on the quantities of oil, natural gas, and NGLs that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Additionally, a risk factor is applied to reserves by reserve type based on industry standards. The Company estimates future prices to apply to the estimated net quantities of reserves based on the applicable ownership percentage acquired and estimates future operating and development costs to arrive at estimates of future net cash flows. The future net cash flows are discounted using a market-based weighted-average cost of capital rate determined appropriate at the time of the acquisition.

12

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Income Taxes – The Company is an LLC. Accordingly, no provision for U.S. federal or state income taxes has been recorded as the income, deductions, expenses, and credits of the Company are reported on the individual income tax returns of the Company’s member. The Company is, however, subject to the Texas margin tax due to its operation within the state of Texas. Amounts incurred under the Texas margin tax during the years ended December 31, 2019, 2018, and 2017 were immaterial, and no amounts were due as of December 31, 2019 and 2018.

The Company has not recorded any liabilities as of December 31, 2019 related to uncertain tax provisions. As of December 31, 2019, the Company made no provision for interest or penalties related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions.

Asset Retirement Obligations – The Company accounts for asset retirement obligations by recognizing the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled.

The Company’s asset retirement obligations relate primarily to the retirement of oil and gas properties and related equipment used at the wellsite. The following table summarizes the changes in the Company’s asset retirement obligations for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018
	(in thousands)
Asset retirement obligations, beginning of year	$3,298	$2,738

Liabilities incurred during the year	1,858	621
Liabilities settled during the year	(54)	(195)
Accretion of discount	235	134

Asset retirement obligations, end of year	$5,337	$3,298

Fair Value of Financial Instruments – The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, revenues payable, derivative instruments, and long-term debt. The carrying value of the Company’s financial instruments approximate fair value due to their short maturities, interest rates that approximate market rates, or recurring fair value measurements (Note 5).

Concentrations of Credit Risk – The Company maintains cash balances at a financial institution that is insured by the Federal Deposit Insurance Corporation (FDIC) for amounts up to $250,000. At any point in time, the Company may have amounts on deposit that are in excess of federally insured limits.

13

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements – In February 2016, the FASB issued ASU 2016-02, Leases. The FASB issued the guidance to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This will be required for all leases that have a term longer than one year. For nonpublic entities, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019. Early application of the standard is permitted upon issuance. The Company is in the process of evaluating the impact this standard will have on its financial statements.

Note 2 – Sale of Subsidiaries

In December 2019, WPX Energy, Inc. and HoldCo entered into a Securities Purchase Agreement pursuant to which HoldCo will sell, and WPX Energy, Inc. will purchase, one hundred percent of the issued and outstanding membership interests of the Company for a purchase price of $2.5 billion consisting of $900 million in cash and $1.6 billion in shares of stock in WPX Energy, Inc. Under the terms of this purchase agreement, the Company’s wholly owned subsidiaries, Felix Water, LLC, Felix Midstream, LLC, and Felix Administrative Services, LLC are excluded from the transaction and will either be (i) distributed to HoldCo or (ii) disposed of in a third-party sale prior to the closing of this purchase agreement. The closing date of this sale is pending as of February 6, 2020.

Additionally, the Company entered into an agreement on December 13, 2019, to sell its oil gathering business, Felix Midstream, LLC, to a third party effective January 31, 2020. The Company is also actively marketing Water to third parties, and transferred the ownership rights of Water to HoldCo effective February 3, 2020. The Company analyzed these transactions under ASC 205-20, Discontinued Operations, and determined for Midstream it did not meet the qualifications as a strategic shift resulting in a major change in its operations. In addition, the sale of Midstream would not have a significant effect on its financial results. For Water, the ownership transfer to HoldCo does not result in a change in presentation within the consolidated financial statements.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 3 – Property Dispositions

There were no significant property dispositions during the years ended December 31, 2019 and 2018. In January 2017, the Company sold its entire interest in certain oil and gas properties located in Oklahoma to a related party for $42.0 million (net of transaction costs of $0.4 million). The properties had a carrying value of $22.2 million, resulting in a gain of $19.8 million included in the Company’s consolidated statement of income for the year ended December 31, 2017.

Note 4 – Related Party Transactions

Short-Term Borrowing – The Unit Purchase Agreement between Investments and members of Investments allowed for additional funding up to $100 million. In March and May 2017, the Company received $20 million and $25 million, respectively, under this additional funding stipulation. Such amounts may be repaid under the terms of Investment’s LLC Agreement at 11% interest per annum. The outstanding amount of $45 million was repaid in August 2017, plus accrued interest of $1.3 million. The agreement was terminated when repaid.

HoldCo Note – In August 2017, HoldCo closed on $300 million of senior secured first lien notes due 2022 (the HoldCo Note). The $300 million facility includes a $100 million delay draw. The HoldCo Note is collateralized by substantially all of HoldCo’s assets and equity interests, which includes the equity of the Company. As of December 31, 2019, the Company has received $300 million sourced from the HoldCo Note and has classified the amounts as capital contributions.

The HoldCo Note accrues interest at LIBOR (London Interbank Offered Rate) plus 6.50%. Interest payments are made by the Company to HoldCo in the form of distributions. During the years ended December 31, 2019 and 2018, the Company made distributions of $26.6 and $17.4 million, respectively, in connection with the interest.

Refer to Note 3 regarding the Company’s sale of oil and gas properties to a related party.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 5 – Long-Term Debt

The carrying amounts of the Company’s long-term debt are as follows:

	December 31,
	2019	2018
	(in thousands)
Holdings Facility
Amount outstanding	$859,000	$567,000
Unamortized deferred financing charges	(3,734)	(4,481)
	855,266	562,519

Water Facility
Amount outstanding	94,300	79,755
Unamortized deferred financing charges	(940)	(627)
	93,360	79,128

Total long-term debt	$948,626	$641,647

Holdings Facility – In July 2016, the Company entered into a five-year, $500 million credit facility with a third-party financial institution (the Holdings Facility). The borrowing base is redetermined periodically based on the Company’s proved reserves. As of December 31, 2019, the borrowing base had been increased to $1.125 billion. Except in the case of a continuing event of default, amounts borrowed under the Holdings Facility are due on the maturity date of July 1, 2021.

Borrowings under the Holdings Facility bear interest at a variable interest rate based on the higher of (a) the prime rate set by the Holdings Facility’s administrative agent, (b) the Federal Funds Rate plus 0.50%, or (c) the rate for LIBOR loans for a one-month interest period plus 1% (Alternate Base Rate Loans). Interest is payable quarterly.

As of December 31, 2019, the Company had $859 million outstanding under the Holdings Facility, and the applicable interest rate was 4.25%.

Under the provisions of the Holdings Facility, the Company is subject to a number of restrictions and covenants, including maintaining a consolidated current ratio greater than 1.0 to 1.0 and a consolidated leverage ratio less than 4.0 to 1.0 The Company believes it was in compliance with all of the covenants under the Holdings Facility as of December 31, 2019.

Water Facility – In April 2019, Felix Water, LLC, a wholly owned subsidiary of the Company, entered into a three-year, $150 million credit facility with a third-party financial institution (the Water Facility). The borrowing base is redetermined periodically based on the Water’s produced water disposal properties. As of December 31, 2019, the borrowing base was $150 million. Except in the case of a continuing event of default, amounts borrowed under the Water Facility are due on the maturity date of April 23, 2022.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 5 – Long-Term Debt (continued)

Borrowings under the Water Facility bear interest at a variable rate. As of December 31, 2019, the Company has $94.3 million outstanding under the Water Facility, and the applicable interest rate was 4.5%.

Under the provisions of the Water Facility, the Company is subject to a number of restrictions and covenants, including maintaining an interest coverage ratio greater than 2.75 to 1.0 and a leverage ratio less than 3.5 to 1.0 for Felix Water, LLC. The Company believes it was in compliance with all of the covenants under the Water Facility as of December 31, 2019.

Interest Expense – Interest expense consists of the following components:

	Years Ended December 31,
	2019	2018	2017
	(in thousands)
Interest on outstanding debt
Holdings Facility	$37,257	$16,373	$2,140
Water Facility	4,815	3,137	479
Short-term borrowing (Note 4)	-	-	1,343
Amortization of deferred financing costs	3,145	1,367	429
Commitment fees and other	-	-	2,343
Total interest incurred	45,217	20,877	6,734
Less capitalized interest	(11,212)	(8,948)	(2,451)

Interest expense, net	$34,005	$11,929	$4,283

Note 6 – Derivative Instruments

The following table sets forth the Company’s outstanding derivative contracts as of December 31, 2019:

				Weighted-
			Unit of	Average
Commodity	Period	Volume	Measure	Contract Price
Oil price swaps	1/1/2020 - 3/31/2020	1,001,000	Barrels	$55.77
Oil price swaps	1/1/2020 - 6/30/2020	2,730,000	Barrels	$57.39
Oil price swaps	4/1/2020 - 12/31/2020	3,025,000	Barrels	$57.87
Oil price swaps	1/1/2020 - 12/31/2020	1,464,000	Barrels	$57.89
Oil basis swaps	1/1/2020 - 12/31/2020	6,222,000	Barrels	$0.82

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 6 – Derivative Instruments (continued)

The following table sets forth the Company’s outstanding derivative contracts as of December 31, 2018:

				Weighted-
			Unit of	Average
Commodity	Period	Volume	Measure	Contract Price
Oil basis swaps	1/1/2019 - 6/30/2019	2,261,000	Barrels	$(7.30)
Natural gas price swaps	1/1/2019 - 6/30/2019	1,739,750	MMBtu	$3.71
Natural gas basis swaps	1/1/2019 - 6/30/2019	1,739,750	MMBtu	$(2.15)

The following table discloses the Company’s derivative instruments as of December 31, 2019 and 2018:

		Estimated
		Fair Value
		December 31,
Commodity	Balance Sheet Location	2019
		(in thousands)
Oil price swaps	Derivate liability - current	$(12,191)
Oil basis swaps	Derivate liability - current	(862)

		$(13,053)

		Estimated
		Fair Value
		December 31,
Commodity	Balance Sheet Location	2018
		(in thousands)
Oil basis swaps	Derivate liability - current	$(3,982)
Natural gas price swaps	Derivate asset - current*	1,277
Natural gas basis swaps	Derivate liability - current	(1,220)

		$(3,925)

*	The natural gas price swaps are in an asset position and are subject to a master netting agreement. The Company has elected to net the asset against its liability position.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 6 – Derivative Instruments (continued)

The following table reconciles the Company’s loss on its derivative instruments:

	Years Ending December 31,
	2019	2018
	(in thousands)
Realized loss on settlements	$(7,389)	$(15,004)
Mark-to-market gain (loss)	(9,128)	13,442

Loss on derivative instruments	$(16,517)	$(1,562)

Note 7 – Fair Value Measurements

The Company follows ASC 820, Fair Value Measurements and Disclosures, which establishes a hierarchy for the inputs utilized in measuring fair value. The hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1 – Quoted prices for identical assets or liabilities in active markets;

Level 2 – Quoted prices for similar assets or liabilities in active markets;

Level 3 – Unobservable inputs for the asset or liability such as discounted cash models.

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2019 and 2018:

	Level 1	Level 2	Level 3
		(in thousands)
December 31, 2019
Oil price swaps	$-	$(12,191)	$-
Oil basis swaps	-	(862)	-
Natural gas basis swaps	-	-	-

Total	$-	$(13,053)	$-

December 31, 2018
Oil basis swaps	$-	$(3,982)	$-
Natural gas price swaps	-	1,277	-
Natural gas basis swaps	-	(1,220)	-

Total	$-	$(3,925)	$-

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 7 – Fair Value Measurements (continued)

Assets acquired and liabilities assumed in business combinations are recorded at fair value at the acquisition date. The inputs used to determine such fair value are primarily based upon cash flow models and would be classified within Level 3. Additionally, we use fair value to determine the inception value of our asset retirement obligations. The inputs used to determine such fair value are primarily based upon costs incurred historically for similar work, as well as estimates from third parties, and would be classified within Level 3.

Note 8 – Commitments and Contingencies

Office Lease – The Company leases various office space in Denver, Colorado under non-cancellable operating leases through May 31, 2023. Future minimum payments under these leases are $2.4 million as of December 31, 2019. The Company’s rent expense for the years ended December 31, 2019, 2018, and 2017 totaled $0.7 million, $0.6 million, and $0.4 million, respectively.

Environmental Issues – The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental clean-up of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean-up or restoration, the liability to cure such a violation could fall upon the Company. Management believes its properties are operated in conformity with local, state, and federal regulations. No claim has been made, nor is the Company aware of any uninsured liability which the Company may have, as it relates to any environmental clean-up, restoration, or the violation of any rules or regulations relating thereto.

Note 9 – Subsequent Events

Effective February 3, 2020, the Company’s full ownership of Felix Water, LLC was transferred to Felix Energy Investments II, LLC.

Additionally, the Company sold its oil gathering business, Felix Midstream, LLC, to a third party with an effective date of January 31, 2020.

The Company has evaluated subsequent events through February 6, 2020, the date the consolidated financial statements were available to be issued, and determined there were no items requiring additional disclosure.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 10 – Supplemental Oil and Gas Disclosures (unaudited)

Net Capitalized Costs – The following table reflects the capitalized costs of natural gas and oil properties and the related accumulated depreciation, depletion, and amortization as of December 31, 2019 and 2018:

	December 31,
	2019	2018
	(in thousands)
Proved properties, subject to depletion	$2,009,596	$1,273,672
Unproved properties, not subject to depletion	15,167	29,633

Total capitalized cost	2,024,763	1,303,305
Less accumulated depletion	(318,273)	(120,047)

Net capitalized cost	$1,706,490	$1,183,258

Cost Incurred in Oil and Natural Gas Property Acquisition, Exploration, and Development – The following table reflects costs incurred in oil, natural gas, and NGL property acquisition, development, and exploratory activities.

	December 31,
	2019	2018	2017
	(in thousands)
Acquisition of costs and properties
Proved properties	$-	$-	$-
Unproved properties (1)	4,676	7,329	34,454
Development and exploratory cost	751,134	717,908	335,461

Total costs	$755,810	$725,237	$369,915

(1) Activity above excludes transfers from unproved to proved properties during the year.

Results of Operations for Oil, Natural Gas, and NGL Producing Activities – The Company’s results of operations for oil, natural gas, and NGL producing activities for the years ended December 31, 2019, 2018, and 2017 are appropriately reflected on the consolidated income statement.

Oil, Natural Gas, and NGL Reserves – Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month prices. Proved reserves are estimated volumes of oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future production rates and timing of future development costs.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 10 – Supplemental Oil and Gas Disclosures (unaudited) (continued)

The following table reflects changes in proved reserves during the periods indicated:

	Oil	Natural	NGLs	Total
	(MBbls)	Gas (MMcf)	(MBbls)	(MBOE)
Proved reserves at December 31, 2016	28,049	22,897	3,683	35,548

Purchases of reserves	90	119	7	117
Divestiture of reserves	(439)	(2,059)	(387)	(1,169)
Sales of oil and gas produced	(2,170)	(1,865)	(314)	(2,795)
Revisions	10,543	16,264	3,422	16,676
Extensions and discoveries	42,879	40,328	7,482	57,082

Proved reserves at December 31, 2017	78,952	75,684	13,893	105,459

Purchases of reserves	-	-	-	-
Sales of oil and gas produced	(5,547)	(4,911)	(874)	(7,240)
Revisions	(1,511)	(6,576)	2,895	288
Extensions and discoveries	366,776	269,186	67,627	479,268

Proved reserves at December 31, 2018	438,670	333,383	83,541	577,775

Purchases of reserves	19	(93)	(9)	(6)
Sales of oil and gas produced	(11,879)	(13,021)	(2,483)	(16,532)
Revisions	(178,227)	(71,855)	(27,105)	(217,308)
Extensions and discoveries	93,864	86,976	18,883	127,243

Proved reserves at December 31, 2019	342,447	335,390	72,827	471,172

At December 31, 2019, the Company had approximately 471,172 MBOE of proved reserves. As a result of the Company’s drilling program, there was an increase in extension and discoveries of proved reserves totaling 127,243 MBOE, offset by revisions of 217,308 MBOE due primarily to decreased drilling activity. Reserves as of December 31, 2018, were based on a seven development drilling rig plan in place at such time. The Company has since reduced its drilling rigs from seven to five and as a result, Felix's proved undeveloped locations as of December 31, 2019 are less. The Company’s current development plan reflects allocation of capital with a focus on efficiencies, recoveries, and rates of return. The impact of pricing on revisions of previous estimates was minimal.

At December 31, 2018, the Company had approximately 577,775 MBOE of proved reserves. As a result of the Company’s drilling program, there was an increase in extension and discoveries of proved reserves totaling 479,268 MBOE. The Company’s current development plan reflects allocation of capital with a focus on efficiencies, recoveries, and rates of return. The impact of pricing on revisions of previous estimates was minimal.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 10 – Supplemental Oil and Gas Disclosures (unaudited) (continued)

At December 31, 2017, the Company had approximately 105,459 MBOE of proved reserves. During 2017, due to the Company’s drilling program there was an increase in extension and discoveries of proved reserves by 57,082 MBOE. The impact of pricing on revisions of previous estimates was minimal.

The following table sets forth the estimated quantities of proved developed and proved undeveloped (PUD) oil, natural gas, and NGL reserves of the Company as of December 31, 2019, 2018, and 2017.

	2019	2018	2017
Proved Developed Reserves (1)
Oil (MBbls)	94,237	65,992	24,077
Natural Gas (MMcf)	106,844	51,917	24,270
NGLs (MBbls)	23,139	12,743	4,356

Total (MBoe)	135,183	87,388	32,478

Proved Undeveloped Reserves
Oil (MBbls)	248,210	372,678	54,876
Natural Gas (MMcf)	228,547	281,467	51,414
NGLs (MBbls)	49,688	70,798	9,535

Total (MBoe)	335,989	490,387	72,980

Total Proved Reserves
Oil (MBbls)	342,447	438,670	78,952
Natural Gas (MMcf)	335,390	333,383	75,684
NGLs (MBbls)	72,827	83,541	13,893

Total (MBoe)	471,172	577,775	105,459

(1) As of December 31, 2019, 2018, and 2017, proved developed reserves includes proved developed non-producing reserves of 9,675.9 MBbls, 231.7 MBbls, and 4,154.7 MBbls of oil; 1,917.7 MBbls, 26.4 MBbls, and 791.8 MBbls of NGL; and 8,815.2 MMcf, 208.6 MMcf, and 4,267.5 MMcf of natural gas, respectively.

In accordance with SEC regulations, the Company uses the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month within the 12-month period prior to the end of the reporting period. The oil and natural gas prices used in computing the Company’s reserves as of December 31, 2019, 2018, and 2017 were $55.85, $65.56, and $51.34 per barrel of oil, respectively, $2.58, $3.10, and $2.98 per MMBtu of natural gas, respectively, before consideration of price differentials.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 10 – Supplemental Oil and Gas Disclosures (unaudited) (continued)

The proved reserve estimates for the years ended December 31, 2019, 2018, and 2017 were prepared by Netherland, Sewell & Associates, Inc. (NSAI), our independent reserve engineers. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time estimates were made. These rules require that the standard of “reasonable certainty” be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Company’s control such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.

Reserve estimates are often different from the quantities of oil, and natural gas, that are ultimately recovered. Estimating quantities of proved oil and natural gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical, and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as oil and natural gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation. In addition, due to the lack of substantial, if any, production data, there are greater uncertainties in estimating PUD reserves, proved developed non-producing reserves, and proved developed reserves that are early in their production life. As a result, the Company’s reserve estimates are inherently imprecise.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 10 – Supplemental Oil and Gas Disclosures (unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows – The following table reflects the Company’s standardized measure of discounted future net cash flows relating from its proved oil, natural gas, and NGL reserves.

	Years Ended December 31,
	2019	2018	2017
	(in millions)
Future cash inflows	$19,223	$30,057	$4,431
Future production costs	(8,030)	(10,890)	(1,280)
Future development costs	(2,628)	(3,945)	(605)
Future income tax expense (1)	-	-	-

Future net cash flows	8,565	15,222	2,546
Discount to present value at 10% annual rate	(4,664)	(8,894)	(1,476)

Standardized measure of discounted future net cash flows	$3,901	$6,328	$1,070

(1) The Company has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Company’s Member, and no provision for federal income taxes has been recorded on the accompanying consolidated financial statements. The Company is subject to margin/franchise taxes in Texas and reflected as “Future income tax expenses.”

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 10 – Supplemental Oil and Gas Disclosures (unaudited) (continued)

The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Company’s proved reserves as follows:

	Years Ended December 31,
	2019	2018	2017
	(in millions)
Standardized measure of discounted future net cash flows at the beginning of the period	$6,328	$1,070	$267
Sales of oil, natural gas, and NGLs, net of production costs	(504)	(262)	(90)
Purchases of reserves in place	-	-	(8)
Extensions and discoveries, net of future development costs	1,073	5,281	580
Sales of reserves in place	-	-	-
Changes in prices and production costs	(2,436)	110	84
Changes in estimated future development costs	1,172	(444)	(54)
Revisions of previous quantity estimates	(2,738)	(12)	146
Previously estimated development costs incurred	402	59	199
Accretion of discount	583	91	26
Net change in income taxes (1)	-	-	-
Net changes in timing of production and other	21	435	(80)

Standardized measure of discounted future net cash flows at the end of the period	$3,901	$6,328	$1,070

(1) The Company has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Company’s Member, and no provision for federal income taxes has been recorded on the accompanying consolidated financial statements. The Company is subject to margin/franchise taxes in Texas and reflected as “Net change income taxes”.